GERALD R. PERLSTEIN
                           CERTIFIED PUBLIC ACCOUNTANT
                      1260 S. BEVERLY GLEN BLVD, SUITE 108
                              LOS ANGELES, CA 90024


                                November 30, 1998


Board of Directors
SITEK, Incorporated
(formerly Dentmart Group, Inc.)
1817 West 4th Street
Tempe, Arizona 85281

Dear Sirs:

        Effective this date I respectfully resign as the Independent Public Accountant for SITEK, Incorporated (formerly Dentmart Group, Inc.).

        My resignation is due in part to the major acquisition which the company has recently consummated. This acquisition has made the company unsuited for my practice, which is generally limited to small companies.

        There were no disagreements between me and the present or prior management with regard to any accounting principles or practices, auditing standards, financial statement disclosure or other financial matters.

                                        Yours truly,

                                        /s/ Gerald R. Perlstein

                                        Gerald R. Perlstein
                                        Certified Public Accountant